Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS
10% Growth Delivers Record Quarterly Revenues of $66 Million and EPS of $0.05

Kent, WA - August 29, 2012 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal year 2013 first quarter ended July 31, 2012.

For the quarter, Flow reported revenues of $66.2 million, which represents a new all-time quarterly high and a 10% increase from $60.0 million in the year-ago quarter. Standard segment revenues of $62.0 million represent a 17% improvement versus the year-ago quarter, as consumable spare parts sales grew 10% to $22.1 million, also a new record. Net income in the first quarter was $2.2 million or $0.05 per share, compared to net income of $0.7 million or $0.01 per share in the prior-year period.

Adjusted EBITDA for the quarter was $6.4 million or 10% of sales, compared to $3.4 million or 6% of sales for the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“Continuing the trend from a strong fiscal 2012, sales in our Standard business continued at a record breaking pace, growing at a 17% clip,” said Charley Brown, President and CEO of Flow. “Despite widely publicized global macro-economic concerns, we are benefiting from the strategic expansion of our direct and indirect distribution channels combined with our broad product range. The global roll out of our new products is well under way and we expect them to continue gaining traction worldwide, particularly in the second half of our fiscal year.”

Operations Review for the 2013 Fiscal First Quarter

•
Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $62.0 million for the quarter, an increase of $9.0 million or 17% from the year-ago quarter.

•
Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $4.2 million for the quarter, a decline of $2.8 million or 40% from the year-ago quarter. Advanced segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

•
Aggregate gross margins were 37% for the quarter, compared to 39% in the prior-year quarter. Standard segment gross margins were 39% for the quarter, down from the year-ago quarter gross margin of 41%, driven by product and geographic mix. Advanced segment gross margins were 13% in the current quarter, a decrease from 21% in the year-ago quarter largely driven by project and production mix.

•	Total operating expenses for the quarter were $20.6 million, compared to $22.0 million in the prior-year quarter.

Conference Call
Flow plans to hold a conference call to discuss these results today: Wednesday, August 29, 2012 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-1427 or 480-629-9664. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4559555. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including aerospace, defense, automotive, disposable products, surface preparation, job shop, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the roll out of new products and expectations for increased sales of such products. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three Months Ended July 31,
	2012	2011	% Change

Sales	$66,235	$60,030	10%
Cost of Sales	41,442	36,910	12%

Gross Margin	24,793	23,120	7%

Operating Expenses:
Sales and Marketing	12,479	12,696	(2)%
Research and Engineering	2,211	2,656	(17)%
General and Administrative	5,869	6,609	(11)%
Operating Expenses	20,559	21,961	(6)%

Operating Income	4,234	1,159	NM

Interest Expense, net	(285)	(271)	5%
Other Expense, net	(265)	(134)	98%

Income Before Income Taxes	3,684	754	NM
Provision for Income Taxes	(1,477)	(100)	NM

Income from Continuing Operations	2,207	654	NM

Income from Discontinued Operations, net of Income Tax	14	57	(75)%

Net Income	$2,221	$711	NM

Basic and Diluted Income Per Share:
Income from Continuing Operations	$0.05	$0.01	NM
Net Income	$0.05	$0.01	NM

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income Per Share (000):
Basic	48,039	47,532
Diluted	48,039	47,541

NM = not meaningful

Flow International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	July 31,	April 30,
	2012	2012	% Change
ASSETS
Current Assets:
Cash and Cash Equivalents	$10,599	$12,942	(18)%
Receivables, net	47,444	46,830	1%
Inventories	40,219	40,069	—%
Other Current Assets	14,533	15,704	(7)%
Total Current Assets	112,795	115,545
Property and Equipment, net	17,831	17,488	2%
Other Long-Term Assets	33,680	34,033	(1)%
Total Assets	$164,306	$167,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	$—	$—	—%
Current Portion of Long-Term Obligations	20	21	(5)%
Accounts Payable and Other Accrued Liabilities	35,177	33,660	5%
Other Current Liabilities	19,729	25,419	(22)%
Total Current Liabilities	54,926	59,100
Other Long-Term Liabilities	7,330	7,331	—%
Subordinated Notes	9,820	9,587	2%
Total Liabilities	72,076	76,018

Shareholders’ Equity	92,230	91,048	1%
Total Liabilities and Shareholders' Equity	$164,306	$167,066

Flow International Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended July 31,
	2012	2011	% Change
Cash Flows from Operating Activities:
Net Income	$2,221	$711	NM
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities:
Depreciation and amortization	1,426	1,572	(9)%
Deferred Income Taxes	1,454	(57)	NM
Provision for Slow Moving and Obsolete Inventory	35	145	(76)%
Bad Debt Expense	113	178	(37)%
Incentive Compensation Expense	672	577	16%
Warranty Expense	1,711	1,035	65%
Other	157	574	(73)%
Changes in Operating Assets and Liabilities:
Receivables	(1,699)	3,919	NM
Inventories	(1,283)	(3,367)	(62)%
Other Operating Assets	(1,138)	277	NM
Accounts Payable	29	(136)	NM
Other Operating Liabilities	(5,775)	(3,558)	62%
Net Cash (Used in) Provided by Operations	(2,077)	1,870	NM
Cash Flows from Investing Activities:
Expenditures for Property, Equipment and Intangible Assets	(1,450)	(631)	NM
Other Investing Activities	970	347	NM
Net Cash Used in Investing Activities	(480)	(284)	69%
Cash Flows from Financing Activities:
Borrowings Under Credit Facility	14,940	14,900	—%
Repayments Under Credit Facility	(14,940)	(17,300)	(14)%
Other Net Repayments	—	(41)	(100)%
Net Cash Used in Financing Activities	—	(2,441)	(100)%
Effect of Changes in Exchange Rates	214	(300)	NM
Net Change in Cash and Cash Equivalents	(2,343)	(1,155)
Cash and Cash Equivalents, Beginning of the Period	12,942	9,096	42%
Cash and Cash Equivalents, End of the Period	$10,599	$7,941	33%

Supplemental Disclosures of Cash Flow Information
Cash Paid during the Period for:
Interest	$80	$132	(39)%
Taxes	$1,408	$378	NM

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended July 31,
	2012	2011	% Change

Consolidated Sales by Category:
Standard System Sales	$39,962	$32,978	21%
Advanced System Sales	4,154	6,986	(41)%
Consumable Parts Sales	22,119	20,066	10%
	$66,235	$60,030	10%

Segment Revenue:
Standard	$62,017	$53,004	17%
Advanced	4,218	7,026	(40)%
	$66,235	$60,030	10%

Depreciation and Amortization Expense	$1,426	$1,572	(9)%
Capital Spending	$1,450	$631	NM

NM = not meaningful

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended July 31,
	2012	2011	% Change

Net Income	$2,221	$711	NM
Add Back:
Depreciation and Amortization	1,426	1,572	(9)%
Income Tax Provision	1,477	100	NM
Interest Charges	340	311	9%
Non-Cash Charges (i)	927	666	39%
Adjusted EBITDA	$6,391	$3,360	90%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

NM = not meaningful

     The Company defines Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Credit Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.